Exhibit 3.1

RESTATED ARTICLES OF INCORPORATION OF
POLARIS INC.

ARTICLE I
NAME

The name of the corporation is Polaris Inc. (hereinafter the “Corporation”).

ARTICLE II
REGISTERED OFFICE

The registered office of the Corporation is located at 1010 Dale Street North, St. Paul, MN 55117.

ARTICLE III
INCORPORATOR

The name and address of the incorporator are:

Name	Mailing Address
Andris A. Baltins	5500 Norwest Center 90 South Seventh Street Minneapolis, Minnesota 55402

ARTICLE IV
CAPITAL

The aggregate number of shares of stock the Corporation is authorized to issue is one hundred eighty million (180,000,000), consisting of twenty million (20,000,000) shares of preferred stock, par value of $.01 per share (the “Preferred Stock”) and one hundred sixty million (160,000,000) shares of common stock, par value of $.01 per share (the “Common Stock”).

All shares of Common Stock shall be voting shares and shall be entitled to one vote per share. Holders of Common Stock shall not be entitled to cumulate their votes in the election of directors and shall not be entitled to any preemptive rights to acquire shares of any class or series of capital stock of the Corporation. Subject to any preferential rights of holders of Preferred Stock, holders of Common Stock shall be entitled to receive their pro rata shares, based upon the number of shares of Common Stock held by them, of such dividends or other distributions as may be declared by the Board of Directors from time to time and of any distribution of the assets of the Corporation upon its liquidation, dissolution or winding up, whether voluntary or involuntary.

The Board of Directors of the Corporation is hereby authorized to provide, by resolutions adapted by such board for the issuance of Preferred Stock from time to time in one or more classes and/or series, to establish the designation and number of shares of each such class or series, and to fix the relative rights and preferences of the shares of each such class or series, and to the full extent permitted by Minnesota Statutes, Section 302A.401, or any successor provision.  Without limiting the generality of the foregoing, the Board of Directors is authorized to provide that shares of a class or series of Preferred Stock are:

(1)            entitled to cumulative, partially cumulative or noncumulative dividends or other distributions payable in cash, capital stock or indebtedness of the Corporation or other property, at such times and in such amounts as are set forth in the board resolutions establishing such class or series or as are determined in a manner specified in such resolutions;

(2)            entitled to a preference with respect to payments of dividends over one or more other classes and/or series of capital stock of the Corporation;

(3)            entitled to a preference with respect to any distribution of assets of the Corporation upon its liquidation, dissolution or winding up over one or more other classes and/or series of capital stock of the Corporation in such amount as is set forth in the board resolutions establishing such class or series or as is determined in a manner specified in such resolutions;

(4)            redeemable or exchangeable at the option of the Corporation and/or on a mandatory basis for cash, capital stock or indebtedness of the Corporation or other property, at such times or upon the occurrence of such events, and at such prices, as are set forth in the board resolutions establishing such class or series or as are determined in a manner specified in such resolutions;

(5)            entitled to the benefits of such sinking fund, if any, as is required to be established by the Corporation for the redemption and/or purchase of such shares by the board resolutions establishing such class or series;

(6)            convertible at the option of the holders thereof into shares of any other class or series of capital stock of the Corporation, at such times or upon the occurrence of such events, and upon such terms, as are set forth in the board resolutions establishing such class or series or as are determined in a manner specified in such resolutions;

(7)            exchangeable at the option of the holders thereof for cash, capital stock or indebtedness of the Corporation or other property, at such times or upon the occurrence of such events, and at such prices, as are set forth in the board resolutions establishing such class or series or as are determined in a manner specified in such resolutions;

(8)            entitled to such voting rights, if any, as are specified in the board resolutions establishing such class or series (including, without limiting the generality of the foregoing, the right to elect one or more directors voting alone as a single class or series or together with one or more other classes and/or series of Preferred Stock, if so specified by such board resolutions) at all times or upon the occurrence of specified events; and

(9)            subject to restrictions on the issuance of additional shares of Preferred Stock of such class or series or of any other class or series, or on the reissuance of share of Preferred Stock of such class or series or of any other class or series, or on increases or decreases in the number of authorized shares of Preferred Stock of such class or series or of any other class or series.

Without limiting the generality of the foregoing authorizations, any of the rights and preferences of a class or series of Preferred Stock may be made dependent upon facts ascertainable outside the board resolutions establishing such class or series, and may incorporate by reference some or all of the terms of any agreements, contracts or other arrangements entered into by the Corporation in connection with the issuance of such class or series, all to the full extent permitted by Minnesota Statutes. Unless otherwise specified in the board resolutions establishing a class or series of Preferred Stock, holders of a class or series of Preferred Stock shall not be entitled to cumulate their votes in any election of directors in which they are entitled to vote and shall not be entitled to any preemptive rights to acquire shares of any class or series of capital stock of the Corporation

ARTICLE V
CLASSES AND SERIES

In addition to, and not by way of limitation of, the powers granted to the Board of Directors by Minnesota Statutes, Chapter 302A, the Board of Directors of the Corporation shall have the power and authority to fix by resolution any designation, class, series, voting power, preference, right, qualification, limitation, restriction, dividend, time and price of redemption, and conversion right with respect to any stock of the Corporation.

ARTICLE VI
WRITTEN ACTION WITHOUT MEETING

Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting by written action signed by a majority of the Board of Directors then in office, except as to those matters which require shareholder approval, in which case the written action shall be signed by all members of the Board of Directors then in office.

ARTICLE VII
CUMULATIVE VOTING DENIED

No holder of stock of the Corporation shall be entitled to any cumulative voting rights.

ARTICLE VIII
PRE-EMPTIVE RIGHTS DENIED

No holder of stock of the Corporation shall have any preferential, pre-emptive, or other rights of subscription to any shares of any class or series of stock of the Corporation allotted or sold or to be allotted or sold and now or hereafter authorized, or to any obligations or securities convertible into any class or series of stock of the Corporation, nor any right of subscription to any part thereof.

ARTICLES IX
ISSUANCE OF SHARES TO HOLDERS OF ANOTHER CLASS OR SERIES

Shares of any class or series of the Corporation, including shares of any class or series which are then outstanding, may be issued to the holders of shares of another class or series of the Corporation, whether or effect a share dividend or split, including a reverse share split, or otherwise, without the authorization, approval or vote of the holders of shares of any class or series of the Corporation.

ARTICLE X
CLASSIFICATION OF THE BOARD OF DIRECTORS

The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors.  Unless and until the Corporation shall have more than one shareholder, the Board of Directors shall consist of one person.  Thereafter, the Board of Directors shall consist of not less than three nor more than fifteen persons, who need not be shareholders. The number of directors may be increased by the shareholders or Board of Directors or decreased by the shareholders from the number of directors on the Board of Directors immediately prior to the effective date of this Article X, provided, however, that any change in the number of directors on the Board of Directors (including, without limitation, changes at annual meetings of shareholders) shall be approved by the affirmative vote of not less than seventy-five percent (75%) of the voting power of all outstanding shares entitled to vote, entitled to be cast by the holders of all then outstanding voting shares, voting together as a single class, unless such change shall have been approved by a majority of the entire Board of Directors.  If such change shall not have been so approved, the number of directors shall remain the same.  In the event that the Board of Directors shall consist of three or more persons, the directors shall be divided into three classes, designated Class I, Class II and III.  Each class shall consist, as nearly as may be possible, of one-third number of directors constituting the entire Board of Directors.

The term of the initial Class I directors shall terminate on the date of the 1995 annual meeting of shareholders; the term of the initial Class II directors shall terminate on the date of the 1996 annual meeting of shareholders; and the term of the initial Class III directors shall terminate on the date of the 1997 annual meeting of shareholders.  At each succeeding annual meeting of shareholders beginning in 1995, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term.  If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class.  In no case will a decrease in the number of directors shorten the term of any incumbent director.  A director shall hold office until the annual meeting of the year in which the director’s term expires and until a successor shall be elected and qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.  Removal of a director from office (including a director named by the Board of Directors to fill a vacancy or newly created directorship), with or without cause, shall require the affirmative vote of not less than seventy- five percent (75%) of the voting power of all outstanding shares entitled to vote, voting together as a single class.  Any vacancy on the Board of Directors that results from an increase in the number of directors shall be filled by a majority of the Board of Directors then in office, and any other vacancy occurring in the Board of Directors shall be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.  Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of such director’s predecessor.

Notwithstanding the foregoing, whenever the holders of any one or more classes of preferred or preference stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of shareholders, the election, term of office, filling vacancies and other features of such directorship shall be governed by or pursuant to the applicable term of the certificate of designation of other instrument creating such class or series of preferred stock, and such directors so elected shall not be divided into classes pursuant to this Article X unless expressly provided by such term.

Notwithstanding any other provisions of these Articles of Incorporation (and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law or these Articles of Incorporation), the affirmative vote of the holders of not less than seventy-five percent (75%) of the voting power of all shares entitled to vote, voting together as a single class, shall be required to amend or repeal, or adopt any provisions inconsistent with, this Article X.

ARTICLE XI
LIMITATION ON LIABILITY OF DIRECTORS

No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that this Article XI shall not eliminate or limit the liability of a director to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Sections 302A.559 or 80A.23, Minnesota Statutes, (iv) for any transaction from which the director derived an improper personal benefit, or (v) for any act or omission occurring prior to the effective date of this Article XI.  No amendment to or repeal of this Article XI shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. If the Minnesota Business Corporation Act is hereafter amended to authorize any further limitations of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Minnesota Business Corporations Act, as amended.

ARTICLE XII
ELECTION OF DIRECTORS

Subject to the rights, if any, of the holders of one or more classes or series of preferred or preference stock issued by the Corporation, voting separately by class or series to elect directors in accordance with the terms of such preferred or preference stock, each director shall be elected at a meeting of shareholders by the vote of the majority of the votes cast with respect to the director, provided that directors shall be elected by a plurality of the votes present and entitled to vote on the election of directors if the number of nominees exceeds the number of directors to be elected.  For purposes of this Article XII, action at a meeting shall mean action at a meeting which satisfies the notice and quorum requirements imposed by the bylaws of the Corporation, except as otherwise provided by law, and a majority of the votes cast means that the votes entitled to be cast by the holders of all then outstanding shares of voting stock of the Corporation that are voted “for” a director must exceed the votes entitled to be cast by the holders of all then outstanding shares of voting stock of the Corporation that are voted “against” that director.